Fidelity Bancorp, Inc.
                                          William L. Windisch
                                          (412) 367-3300

                                          First Pennsylvania Savings Association
                                          Dr. Salvatore P. Conte
                                          (412) 231-3344



            COMPLETION OF STOCK OFFERING CONDUCTED IN CONNECTION WITH
             FIDELITY BANCORP, INC.'S MERGER WITH FIRST PENNSYLVANIA


         Pittsburgh, Pennsylvania, December 18, 2002: Fidelity Bancorp, Inc. ("Fidelity") (NASDAQ -- "FSBI") and First Pennsylvania Savings Association ("First Pennsylvania") announced today that Fidelity has completed its common stock offering, in connection with an agreement and plan of merger conversion between Fidelity and First Pennsylvania. Additionally, the members of First Pennsylvania approved the agreement and plan of merger conversion (the "Agreement") at a special meeting of members today.

         Pursuant to the Agreement, Fidelity sold approximately $1.6 million of its common stock to certain members of First Pennsylvania and Fidelity Bank's employee stock ownership plan in a subscription offering, and to Fidelity stockholders and certain members of the community in a stockholder and community offering. The closing of the stock offering is subject to the final approval of the Office of Thrift Supervision.

         Additionally, in connection with the Agreement, First Pennsylvania will convert to a Pennsylvania-chartered stock savings association and simultaneously merge with and into Fidelity Bank. Upon completion of the merger, Fidelity Bank will acquire all of the assets and assume all of the liabilities of First
Pennsylvania. The merger conversion is expected to close on or about December 31, 2002.

         Fidelity Bank, the subsidiary of Fidelity Bancorp, is a full-service community bank operating from eleven offices in Allegheny and Butler Counties, Pennsylvania. First Pennsylvania operates from one office at 1729 Lowrie Street, Pittsburgh, Pennsylvania.

         This document may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. Fidelity and First Pennsylvania specifically disclaim any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.